UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AOL INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DENNIS A. MILLER
JAMES A. WARNER

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Starboard Value LP (“Starboard Value”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of AOL Inc., a Delaware corporation.

On May 7, 2012, Starboard Value issued the following press release:

Starboard Files Investor Presentation And Sends Letter To AOL Shareholders

Outlines Views Regarding AOL's Businesses and Serious Concerns Regarding AOL's Current Strategy

Sets Record Straight Regarding AOL's Misrepresentations about Settlement Discussions

NEW YORK, May 7, 2012 -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of AOL Inc. ("AOL" or the "Company") (NYSE: AOL) with current ownership of approximately 5.3% of the outstanding shares, today announced that it has filed an investor presentation with the Securities and Exchange Commission ("SEC") and has delivered a letter to AOL shareholders.  Starboard said the purpose of this letter and presentation is to share additional information about Starboard, its views regarding AOL's current strategy, and a high-level preview of the initiatives Starboard believes should be evaluated and implemented to improve AOL's operating performance.

Starboard is urging shareholders to vote the GOLD proxy card to elect its three highly qualified nominees, Dennis A. Miller, Jeffrey C. Smith, and James A. Warner, in place of incumbent directors Alberto Ibarguen, Patricia Mitchell, and James Stengel, at AOL's upcoming Annual Meeting scheduled to be held on June 14, 2012.

In the presentation, which is available for viewing on the SEC's website at http://tinyurl.com/starboardvaluepresentation, Starboard discusses that:

•           Despite amassing a large content business with over 100 million unique visitors and $573 million in revenue, it believes AOL's Display business is losing more than $500 million per year(1).

o           AOL's challenges in Display are a direct result of the Company's high cost strategy, which is based on substantial in-house editorial and sales personnel.

•           Patch is a structurally flawed business model that Starboard believes loses $150 million per year(2).

o           The business is high cost and is not scalable.

o           Patch's value proposition for local advertisers is poor given the lack of an attractive measurable ROI and high effective CPMs.

o           Even at Patch's target revenue model, Patch would still lose money.

•           Based on Starboard's analysis of the key drivers of Search on AOL.com, the Display business should be analyzed independently from Search and AOL's other assets.

o           AOL's owned content properties drive less than 2% of visits to AOL.com, and Patch drives only 0.02% of visits to AOL.com.

o           Owning and producing content does not necessarily improve engagement versus outsourcing content.

•           The Company must dramatically improve the profitability of its Display business and either sell, partner or shut down Patch.

The full text of the letter to AOL shareholders follows:

Dear Fellow AOL Shareholder:

Starboard Value LP ("we" or "Starboard") currently owns 5.3% of the outstanding shares of AOL, Inc. ("AOL" or the "Company") making us one of the Company's largest shareholders.  As we have expressed repeatedly, we firmly believe that an opportunity exists to create significant value for AOL shareholders based on actions within the control of management and the Board of Directors (the "Board").  We believe these changes are readily attainable, but they require management and the Board to have an open mind about their current strategy for AOL.  Unfortunately, management and the Board have been unwilling to deviate from the status quo or engage with us in a constructive manner.  This therefore necessitates the action we have undertaken to nominate and solicit support from shareholders to elect three highly-qualified candidates to the Board at the upcoming 2012 annual meeting of shareholders (the "Annual Meeting").  The purpose of this letter and attached presentation is to share additional information about Starboard, our views regarding AOL's current strategy, and a high-level preview of the initiatives we believe should be evaluated and implemented to improve the Company's operating performance. Over the next six weeks leading up to the Annual Meeting on June 14, 2012, we look forward to engaging closely with our fellow shareholders, sharing our perspectives, hearing your views, and doing what we can to ensure that AOL is run with the best interest of all shareholders as the primary objective.

Starboard is a deep-value oriented investment firm specializing in investing in underperforming companies and analyzing alternative strategies to unlock value for the benefit of all shareholders. Our investment objective is to identify, invest in, and work closely with companies where there are opportunities to create value for shareholders based on fundamental changes within the control of management and the board of directors.  We evaluate each company with an open mind and welcome constructive discussions with management regarding corporate strategy and their vision for the future.   In some cases, changes can be accomplished by engaging with management and/or the incumbent board and allowing them to execute the proposed changes without a need for a change in board composition.  In other cases, change on the board of directors is necessary due to entrenched and closed-minded board members who are unwilling to consider alternative strategies.  In these cases it is critical for there to be new directors with a fresh perspective, an open mind, and alternative ideas to ensure that the best interests of all shareholders are represented on the board.

Over the past ten years, we have owned over 5% (SEC 13D Filer) of a public company in approximately 57 different investments and added or replaced approximately 85 corporate directors on approximately 32 corporate boards(3).  We understand the requirements of public board service and how to be effective in the boardroom while remaining professional and constructive.  We maintain strong relationships with management teams and board members of current and former portfolio companies who may not have initially desired our direct involvement on the board, but in the end recognized the value we brought to bear as strong advocates of shareholder interests.  In several cases, incumbent managers and board members have even gone on to serve on other portfolio company boards at the request of Starboard despite having initially been on the "other" side of us.  Although it is difficult to quantify the direct impact of change in board composition on stock price performance, in our experience it has had a material positive impact.  According to 13D Monitor, a leading independent research provider on shareholder activism:

"Starboard's average return on a 13D filing is 22.3% (versus an average of 2.9% for the S&P 500 during the same time periods).  However, when they have received a board seat, their average 13D return has been 31.6% versus 1.5% for the S&P 500."

These statistics were recently published by Barron's on April 28, 2012 in the "Activist Spotlight" section of the well-regarded weekly financial newspaper(4).

AOL currently represents the largest investment in the Starboard portfolio, accounting for approximately 12% of our assets under management.  Our only means of generating returns is through an increase in shareholder value at our portfolio companies.  Our interests are therefore directly aligned with those of all shareholders and we take our responsibilities very seriously.  Our detailed research and financial analysis demonstrates that AOL remains deeply undervalued today despite the recent increase in stock price driven by the announced sale of a substantial majority of AOL's patent portfolio to Microsoft Corporation for $1.056 billion.  Although this transaction is a good first step and largely in sync with our previous public demands for AOL to explore a sale of its patent portfolio, it does nothing to address the continued poor performance of the Company's operating businesses.  It should also be noted that pro forma for the cash to be received from Microsoft, the current enterprise value is in fact lower today than on the day prior to the announcement of the transaction.

Unfortunately, to date, management and the Board have been unwilling to consider adjustments to their current strategy and remain steadfastly committed to their status quo plan.  Although we have had numerous discussions with management and certain board members, we are extremely disappointed that they remain steadfast with regard to their failing strategy.  With Starboard's current ownership of 5.3% of the outstanding shares, we have a much greater economic motivation to create long-term shareholder value than the incumbent independent directors (excluding Tim Armstrong) who, in total, own outright just 0.1% of shares outstanding.  Simply stated, we are a substantial and highly committed shareholder of AOL and we want to see the Company succeed for the benefit of all AOL shareholders.

By now you may have received a letter from Tim Armstrong, AOL's Chairman and CEO, dated May 2, 2012.  Regrettably, this letter contains a number of disparaging statements regarding Starboard and our principals, as well as misrepresentations about the settlement discussions that have taken place to date.  We have little interest in a petty, tit-for-tat exchange of letters and press releases in this election contest. We have, from the outset, exhibited a desire to be constructive and professional in our contacts with the Company and in our communications to shareholders and the Board.  We believe this election contest should be one that is decided on the merits of the fundamental arguments.  AOL shareholders are intelligent and sophisticated and should be able to see through the Company's spin to focus on the real and critical operational issues facing the Company.

We would be remiss, however, if we did not set the record straight regarding Mr. Armstrong's untruthful allegations about Starboard "rebuffing" or acting unreasonable in settlement discussions to date.  Rest assured we have made every effort imaginable to try to work out a mutually agreeable resolution to avoid this election contest.  Unfortunately, the current Board is unwilling to consider any settlement proposal that would involve any Starboard recommended director candidates joining the Board.

In our continuing efforts to be constructive, we even proactively offered a creative, potential solution in order to accommodate the Board's unrelenting and unproductive position of not considering any settlement proposal involving any Starboard recommended director candidates joining the Board.  We told the Board we would consider withdrawing our nominations and ending the proxy contest if AOL would consider publicly making the following commitments to shareholders:

(1)  The Company would return all of the proceeds of the recently announced patent sale to shareholders, rather than just a "significant portion" of the proceeds; and

(2)  The Company would commit to specific, mutually-agreeable operating metric targets that would demonstrate meaningful improvement in profitability.

Fred Reynolds, AOL's lead independent director, said Starboard's proposal was very constructive and that he was pleased Starboard was willing to consider such a potential solution for resolving the pending proxy contest.  Mr. Reynolds even expressed his willingness to get on a plane to discuss and finalize the details and we had penciled in a date and time to meet.   The next day in a puzzling about-face, Mr. Reynolds sent us an email saying that AOL would not commit to achieving certain profitability targets because "For practical and legal reasons, we will not make such commitments.  AOL cannot commit to a specific profit number for any given period as it is dependent on factors beyond AOLs control, such as the state of the general economy and the advertising market which drive revenue."

Needless to say, we find the reasons AOL cannot consider our settlement offer to be disingenuous.  It is common practice for publicly-traded companies to commit to forward-looking guidance.  In fact, AOL, itself, provides a form of forward looking guidance.  As recently as February 1, 2012, CFO Arthur Minson commented on AOL's quarterly earnings conference call that "… we're comfortable with the current First Call estimates for 2012 OIBDA."   When other public companies release guidance as part of their standard practice, there are some factors outside of their control, including the examples Mr. Reynolds cited like "the state of the general economy" and "the advertising market."

Mr. Reynolds also stated that AOL would not commit to returning all of the proceeds of the patent sale to shareholders, and instead requested that we withdraw our proxy contest in exchange for only a vague commitment that AOL would "continue to reexamine its business strategies along the lines Starboard has suggested."  Despite our every effort, it does not appear that AOL has any interest in engaging with us in a constructive manner to reach a mutually agreeable resolution to this election contest.  Should this change, we are ready and willing to have further dialogue as long as the result is beneficial for all AOL shareholders.

Finally, in the interest of ensuring that AOL shareholders have an opportunity to understand some of our initial thoughts and perspectives on the Company, we are publishing a presentation today outlining our views regarding AOL's businesses and our concerns regarding the current strategy.  The presentation is based solely on publicly available information and includes third party analysis by L.E.K. Consulting, a well-regarded consulting firm with specialization in the media, entertainment, and technology industry. We contracted with L.E.K. specifically to ensure that our analysis was based on a truly objective view of AOL.  In the presentation, which can be downloaded from the SEC's website at http://tinyurl.com/starboardvaluepresentation, we discuss that:

•           Despite amassing a large content business with over 100 million unique visitors and $573 million in revenue, we believe AOL's Display business is losing more than $500 million per year(1).

o           AOL's challenges in Display are a direct result of the Company's high cost strategy, which is based on substantial in house editorial and sales personnel.

•           Patch is a structurally flawed business model that we believe loses $150 million per year(2).

o           The business is high cost and is not scalable.

o           Patch's value proposition for local advertisers is poor given the lack of an attractive measurable ROI and high effective CPMs.

o           Even at Patch's target revenue model, Patch would still lose money.

•           Based on our analysis of the key drivers of Search on AOL.com, the Display business should be analyzed independently from Search and AOL's other assets.

o           AOL's owned content properties drive less than 2% of visits to AOL.com and Patch drives only 0.02% of visits to AOL.com.

o           Owning and producing content does not necessarily improve engagement versus outsourcing content.

•           The Company must dramatically improve the profitability of its Display business and either sell, partner or shut down Patch.

We hope that you find the presentation informative and constructive.  We will continue to share additional information with you and do our best to communicate with shareholders in a clear and concise manner to ensure that our views are fairly represented.  We greatly appreciate the positive feedback we have already received from many AOL shareholders and look forward to engaging more directly with our fellow shareholders leading up to the Annual Meeting on June 14, 2012 and beyond.

Best Regards,

Jeffrey C. Smith
Starboard Value LP

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll-free at (877) 869-0171 or email: info@okapipartners.com.

Footnotes referenced in press release and letter:

(1) Based on Starboard's estimate that AOL lost over $500 million of EBITDA in CY 2011 in its Display business. Starboard's estimate is broadly in line with Barclay's estimate of $527.4 million of EBITDA losses in 2011, as published in Barclay's research report on April 9, 2012.

(2) Starboard estimates that Patch had revenues of $10 million to $15 million in 2011 based on disclosure provided by the Company on its fourth quarter 2011 earnings call on February 1, 2012. Specifically, the Company stated that: "Ending Q1 2011, there were 33 Patches that had above $2,000 per month in revenue.  Ending Q4 2011, there were 401 Patches above $2,000 per month in revenue…."  Starboard arrived at cost estimates for Patch of $160 million in 2011 based on the following statement by the Company's Chief Financial Officer at the AOL Investor Day on June 16, 2011: "… we're going to spend $160 million a year this year on Patch…."  By subtracting costs of $160 million from Starboard's revenue estimates of $10 million to $15 million, Starboard arrived at its estimate for Patch losses of $145 million to $150 million.

(3) Includes investments that Starboard's investment team managed while at Starboard's predecessor, Ramius Value and Opportunity Master Fund, Ltd

(4) Past performance is not indicative of future results and no representation is being made herein that any investment will or is likely to achieve returns in line with historical data.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Media Contact:
Daniel Gagnier
Sard Verbinnen & Co.
(212) 687-8080
dgagnier@sardverb.com

If you have any questions, require assistance with submitting your GOLD proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)